SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2012

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On June 29, 2012, CapLease, Inc. and various of its subsidiaries (collectively, the “Company”) entered into a senior secured revolving credit agreement with Wells Fargo Bank, National Association.  The agreement authorizes the Company to borrow up to $100 million from time to time from Wells Fargo Bank.  We drew $53.1 million of borrowings upon closing of the facility primarily to repay borrowings on certain of the assets in the initial collateral pool.  We expect this new credit agreement to supplement the existing credit agreement with Wells Fargo Bank and become our primary short-term borrowing facility.

The agreement is for a three year term scheduled to mature on June 28, 2015, although we have an option to extend the term for one additional year subject to the payment of an extension fee and the satisfaction of certain other routine conditions.  We are obligated to pay interest on our borrowings pursuant to the agreement at a floating rate of LIBOR plus 275 basis points.  We may select a one month, three month or six month interest period for our LIBOR-based borrowings.

The initial collateral pool consists of 16 real properties: the 11 Kroger grocery stores we own located in Georgia, Tennessee and Kentucky, the two multi-tenant properties we own in Omaha, Nebraska, the property we own in Columbus, Ohio leased to Abbott Laboratories, the property we own in Bloomington, Indiana leased to Baxter International, Inc., and the property we own in Louisville, Kentucky leased to Michelin North America, Inc.  Advance rates on these properties are generally equal to 60% or 65%, depending on the property, of the lender’s as-is appraised value.  We are authorized to add additional real estate properties to the collateral pool over time subject to the lender’s approval of the property, and we expect to do so as we add additional real estate properties and as mortgage debt matures on properties we currently own.  We are also authorized to remove assets provided we repay any associated borrowings at par.

Our borrowings are a recourse obligation of the Company, and CapLease, Inc. has guaranteed all obligations of its various subsidiaries that act as borrowers under the agreement and own the real property that comprises the initial collateral pool.

We made various customary representations and warranties and affirmative and negative covenants pursuant to the credit agreement, and agreed to various customary events of defaults.  We also agreed to various financial covenants which we will be required to be in compliance with during the term of the credit agreement.  The principal financial covenants are as follows:

•
Maximum Leverage:  The Company’s total indebtedness divided by the capitalized value of its portfolio based on an 8.0% capitalization rate may not exceed 77% initially and declining to 70% over the agreement term.

•
Minimum Fixed Charge Coverage:  The Company’s adjusted EBITDA (as defined in the credit agreement) divided by its fixed charges (basically interest expense, principal payments, net of principal received, and preferred dividends) may not be less than 100% initially increasing to 105% over the agreement term.

•
Minimum Debt Yield:  The Company’s total net operating income (as defined in the credit agreement) divided by total liabilities may not be less than 9% initially increasing to 9.75% over the agreement term.

•	Minimum Interest Coverage Ratio: The Company’s adjusted EBITDA divided by interest expense may not be less than 140% initially increasing to 150% over the agreement term.

•
Minimum Tangible Net Worth:  The Company’s tangible net worth (as defined in the credit agreement) may not be less than 85% of such tangible net worth as of June 29, 2012 plus 80% of net proceeds of any future equity issuances.

•
Maximum Dividends:  Cash dividends to CapLease, Inc. shareholders may not exceed the greater of (i) the amount required to maintain REIT status and avoid the payment of income or excise tax and (ii) 95% of adjusted funds from operations (as defined in the credit agreement).

In connection with the closing of the above transaction, we repaid $51.4 million of principal amount of borrowings on the Company’s existing credit agreement with Wells Fargo Bank, National Association, released the Kroger properties and Omaha properties from the collateral securing our borrowings under that agreement, and reduced the size of that facility to $12 million.  After the repayment, we had $11.3 million of principal amount of borrowings outstanding on the Company’s existing credit agreement with Wells Fargo Bank.

The description of the credit agreement is qualified by reference to the complete agreement that is attached hereto as an exhibit and is incorporated herein by reference.  A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1
Credit Agreement by and among Caplease, LP, PREFCO Dix-Neuf LLC, PREFCO Nineteen Limited Partnership, CLF Cane Run Member, LLC, CLF Cane Run Louisville, LLC, CLF Landmark Omaha LLC, CLF Dodge Omaha LLC, KDC Busch Boulevard LLC and CLF 555 N Daniels Way LLC, as Borrowers, the financial institutions party thereto and their assignees under Section 13.6, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Bookrunner, dated as of June 29, 2012

99.1	Press Release dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

	By:	/s/ SHAWN P. SEALE
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

Date: July 2, 2012